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                    LETTER RE CHANGE IN ACCOUNTING PRINCIPLE



                                                                     EXHIBIT 18


August 6, 2002



Mr. Gregory D. Waller
Vice President, Finance
Sybron Dental Specialties, Inc.
1717 West Collins Avenue
Orange, California 92867


Dear Greg:

We have been furnished with a copy of the quarterly report on Form 10-Q of Sybron Dental Specialties, Inc. and Subsidiaries (the Company) for the three and nine months ended June 30, 2002, and have read the Company's statements contained in Note 2 to the consolidated financial statements included therein. As stated in Note 2, the Company changed its method of accounting for its domestic inventories from the last-in, first out (LIFO) method to the first-in, first-out (FIFO) method and states that the change in accounting principle is preferable in the circumstances because under the current economic environment of low inflation, it will result in a better measurement of operating results. In addition, the Company believes that the change in the method of accounting for domestic inventory costs is preferable because it provides a better measure of the current value of its inventory, provides a more accurate reflection of the Company's financial position and liquidity, and provides a better matching of manufacturing costs with revenues. It will also allow for the valuing of inventory consistently throughout the Company. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgement and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to September 30, 2001, nor have we audited the information set forth in the aforementioned Note 2 to the consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Sybron Dental Specialties, Inc.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the change in the method of accounting is preferable in the Company's circumstances.


                                Very truly yours,


                                KPMG LLP